Exhibit 4.4

$5,950,000,000

FREESCALE ACQUISITION CORPORATION

$500,000,000 Senior Floating Rate Notes Due 2014

$1,500,000,000 9 1/8%/9 7/8% Senior PIK-Election Notes Due 2014

$2,350,000,000 8 7/8% Senior Fixed Rate Notes Due 2014

$1,600,000,000 10 1/8% Senior Subordinated Notes Due 2016

JOINDER AND ASSUMPTION AGREEMENT

December 1, 2006

CREDIT SUISSE SECURITIES (USA) LLC

CITIGROUP GLOBAL MARKETS INC.,

As Representatives of the several Purchasers,

c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

Reference is made to the Purchase Agreement (the “Purchase Agreement”), dated November 16, 2006, among Freescale Acquisition Corporation, a Delaware corporation (“Merger Sub”), as issuer, the guarantors party thereto (the “Guarantors”), Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as Representatives (the “Representatives”) of the Purchasers listed on Schedule A thereto (the “Purchasers”), concerning the purchase of the Offered Securities from Merger Sub by the Purchasers. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement. This is the Joinder and Assumption Agreement (this “Agreement”) referred to in Section 1 of the Purchase Agreement.

In connection with the execution and delivery of this Agreement, (i) Merger Sub was merged (the “Merger”) with and into Freescale Semiconductor, Inc. (“Freescale”) , with Freescale as the surviving entity pursuant to an Agreement and Plan of Merger, dated September 15, 2006, among Freescale, Freescale Holdings L.P. (formerly Firestone Holdings L.P.), an assignee of Firestone Holdings LLC, and Merger Sub, (ii) Freescale, pursuant to the terms of this Agreement and as a result of the Merger and by operation of law, will assume all of Merger Sub’s right, title and interest in and to, and liabilities and obligations under, the Purchase Agreement and the Registration Rights Agreement, (iii) Freescale, as a result of the Merger and by operation of law, will become a successor issuer under the Senior Notes Indenture, among Merger Sub, the Guarantors and The Bank of New York, as trustee (the “Trustee”) and the

Senior Subordinated Notes Indenture, among Merger Sub, the Guarantors and the Trustee and (iv) the Guarantors, in accordance with the terms hereof, upon consummation of the Merger reaffirm their obligations under the Purchase Agreement and the Registration Rights Agreement.

Each of the parties hereto agrees that this Agreement is being executed and delivered in connection with the issue and sale of the Offered Securities pursuant to the Purchase Agreement and to induce the Purchasers to purchase the Offered Securities thereunder. This Agreement is being executed on the Closing Date, concurrently with the consummation of the sale of Offered Securities pursuant to the Purchase Agreement and the consummation of the Transactions.

1. Joinder. Freescale hereby agrees to become bound by the terms, conditions and other provisions of, and to assume all of Merger Sub’s right, title and interest in and to, and liabilities and obligations under, the Purchase Agreement and the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named therein as a party and as if such party executed the Purchase Agreement and the Registration Rights Agreement on the date thereof. For the avoidance of doubt, (a) such obligations with respect to the Purchase Agreement shall include, but not be limited to, the obligations enumerated in Section 8(a) thereof and (b) such obligations with respect to the Registration Rights Agreement shall include, but not be limited to, the obligations enumerated in Section 5(a) thereof.

Each of the Guarantors hereby reaffirms its obligations under the Purchase Agreement and the Registration Rights Agreement.

2. Representations, Warranties and Agreements of Freescale. Freescale represents and warrants to, and agrees with, the Purchasers on and as of the date hereof that:

(a) it has the requisite power to execute and deliver this Agreement, and all corporate or other action required to be taken by it for the due and proper authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken;

(b) this Agreement has been duly authorized, executed and delivered by it;

(c) the representations and warranties set forth in Section 2 of the Purchase Agreement are true and correct on and as of the date hereof.

3. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

5. Amendments. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

6. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

FREESCALE SEMICONDUCTOR, INC.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: Senior Vice President and Chief Financial Officer

FREESCALE ACQUISITION HOLDINGS CORP.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: President and Chief Executive Officer

FREESCALE HOLDINGS (BERMUDA) I, LTD. FREESCALE HOLDINGS (BERMUDA) II, LTD. FREESCALE HOLDINGS (BERMUDA) III, LTD. FREESCALE HOLDINGS (BERMUDA) IV, LTD.

by	/s/ Alan Campbell
Name: Alan Campbell
Title: President and Chief Executive Officer

The foregoing Joinder and Assumption Agreement

is hereby confirmed and accepted

as of the date first above written.

Acting on behalf of themselves

and as the Representatives of

the several Purchasers

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Edward L. Neuburg
Name: Edward L. Neuburg
Title: Director

CITIGROUP GLOBAL MARKETS INC.

By	/s/ David J. Wirdnam
Name: David J. Wirdnam
Title: Director